China Automotive Systems beat 2013 guidance with accelerated fourth quarter top-line growth

- Net Sales Grew by 27.3% in the 2013 Fourth Quarter and 23.6% for the 2013 Fiscal Year -

- Diluted Earnings Per Share Rose by 44.4% in the 2013 Fourth Quarter –

WUHAN, China, March 31, 2014 -- China Automotive Systems, Inc. (“CAAS” or the “Company”) (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the fiscal year ended December 31, 2013.

Fourth Quarter 2013 Highlights

•	Net sales increased by 27.3% to a fourth-quarter record high of $129.2 million, compared to $101.5 million in the fourth quarter of 2012.

•	Gross profit increased by 30.2% to $22.4 million, compared to $17.2 million in the fourth quarter of 2012; gross margin was 17.3%, compared to 17.0% in the fourth quarter of 2012.

•	Income from operations was $8.6 million, compared to $7.4 million in the fourth quarter of 2012.

•	Net income attributable to parent company’s common shareholders was $7.2 million, or diluted earnings per share of $0.26, compared to net income attributable to parent company’s common shareholders of $5.1 million, or diluted earnings per share of $0.18.

Fiscal Year 2013 Highlights

•	Net sales increased by 23.6% to a record annual high of $415.2 million in 2013, compared to $336.0 million in 2012.

•	Gross profit increased by 26.0% to $76.6 million in 2013, compared to $60.8 million in 2012; gross margin was 18.5% in 2013, compared to 18.1% in 2012.

•	Operating margin was 8.8% in 2013, compared to 8.3% in 2012.

•	Diluted earnings per share from continuing operations was $0.95 in 2013, compared to diluted earnings per share from continuing operations of $0.70 in 2012.

•	Cash and cash equivalents and short-term investments were $89.5 million as of December 31, 2013, compared to $87.6 million as of December 31, 2012.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "We are excited to close 2013 on a high note, as we have set new records for both quarterly and annual sales. Our market share continues to expand as our sales growth far exceeded the 13.9% overall sales growth of the auto industry in China in 2013. Our leading position as an independent power steering system provider in China has been further strengthened as many of our large customers experienced significant growth in their businesses. We continued to strengthen our relationship with one of our major customers, Dongfeng Auto Group Co., Ltd., and further increased our sales to another customer, Peugeot Citroen. Our business with North American customers has continued to grow as we have increased shipments to Chrysler N.A. We are optimistic about our business in North America as the performance of our products gain recognition and our pricing gives us clear advantage.”

Mr. Jie Li, chief financial officer of CAAS, commented, "Our financial position is the best in our corporate history. With our growing sales in both China and North America, we generated strong positive cash flow in 2013 and our financial flexibility is further strengthened.”

Fourth Quarter of 2013

In the fourth quarter of 2013, net sales increased by 27.3% to a fourth-quarter record of $129.2 million, compared to $101.5 million in the same quarter of 2012. The net sales increase was mainly due to the more-than-doubled sales of electronic power steering products and the significant sales growth to customers, such as Chrysler N.A., SAIC-GM-Wuling Automobile, Great Wall and Brilliance Auto, which all experienced rapid growth in 2013.

Gross profit increased by 30.2% to $22.4 million in the fourth quarter of 2013, compared to $17.2 million in the fourth quarter of 2012. The gross margin was 17.3% in the fourth quarter of 2013, versus 17.0% in the fourth quarter of 2012. The increase in gross profit was primarily due to greater sales volume. The increase in gross margin was mainly because of a decrease in unit material costs associated with better economies of scale and the adoption of technical innovations in our production processes in 2013.

Gain on other sales was $0.8 million in the fourth quarter of 2013, as compared to $1.8 million in the fourth quarter of 2012. The decrease was mainly due to a gain of $0.9 million on disposal of properties, plants and equipment in the fourth quarter of 2012.

Selling expenses rose by 27.6% to $3.7 million in the fourth quarter of 2013, compared to $2.9 million in the fourth quarter of 2012. Selling expenses represented 2.9% of our net sales in the fourth quarter of 2013, which remained the same as the fourth quarter of 2012. The increase in selling expenses was primarily due to the increases in compensation to salesmen, warehouse rental fees and transportation expenses as a result of higher sales volume.

General and administrative expenses (“G&A expenses”) declined by 25.8% to $3.1 million in the fourth quarter of 2013, compared to $3.9 million in the same quarter of 2012. The decrease in G&A expenses was primarily due to a reimbursement of our legal expenses of $0.6 million by the Company’s insurance company in the fourth quarter of 2013 and a decrease of depreciation and amortization expense, which was mainly due to certain office equipment that continued to be utilized in the fourth quarter of 2013 having been fully depreciated at the beginning of the year. G&A expenses represented 2.4% of net sales in the fourth quarter of 2013 and 3.8% in the fourth quarter of 2012.

Research and development expenses (“R&D expenses”) increased by 62.5% to $7.8 million in the fourth quarter of 2013, compared to $4.8 million in the fourth quarter of 2012. The increase in R&D expenses was mainly due to the development and trial-production of the Company's electric power steering (EPS) systems and other new products, as well as improvement in production molds and higher external technical support fees. R&D expenses represented 6.0% of net sales in the fourth quarter of 2013, compared with 4.7% in the fourth quarter of 2012.

Operating income increased by $1.2 million, or 16.2%, to $8.6 million in the fourth quarter of 2013, compared to $7.4 million in the same quarter of 2012. The increase was mainly due to the higher gross profit in the fourth quarter of 2013, compared to the fourth quarter of 2012. As a percentage of net sales, the operating margin was 6.6% in the fourth quarter of 2013, compared to 7.3% in the fourth quarter of 2012.

Net financial income was $0.05 million in the fourth quarter of 2013, compared to net financial expenses of $0.3 million in the fourth quarter of 2012. The Company's higher time deposits generated greater interest income while a decrease in bank loans in the third quarter of 2013 reduced interest expense for the fourth quarter of 2013.

Income before income tax expenses and equity in earnings of affiliated companies was $9.2 million in the fourth quarter of 2013, compared to $7.2 million in the fourth quarter of 2012. The increase was mainly due to increased operating income of $1.2 million and a $0.4 million reduction in financial expenses.

Net income attributable to parent company’s common shareholders was $7.2 million in the fourth quarter of 2013, compared to net income attributable to parent company’s common shareholders of $5.1 million in the corresponding quarter of 2012. Diluted earnings per share were $0.26 in the fourth quarter of 2013, compared to diluted earnings per share of $0.18 in the fourth quarter of 2012. The weighted average number of diluted common shares outstanding was 28,062,553 in the fourth quarter of 2013, compared to 28,076,879 in the fourth quarter of 2012 (to be confirmed).

Fiscal Year 2013

Annual net sales increased by $79.2 million, or 23.6%, to $415.2 million in 2013, compared to $336.0 million in 2012. The Chinese government issued an incentive policy relating to purchase of low-emission cars and fuel-efficient cars in May 2012. Encouraged by such incentive policy, the sales volume of passenger vehicles in the China market increased by 15.7% in 2013 as compared to 2012. The Company’s sales volume of steering gears for passenger vehicles increased by a higher rate of 23.9%, as compared to 2012. The Company’s higher rate of increase was mainly due to its introduction of certain new products to the market and the improvement in the quality of some of its old products, which resulted in the expansion of the Company’s market share in China, especially among the joint-brands’ auto customers. The Company had an increase in sales volume leading to a sales increase of $78.4 million, a decrease in selling price leading to a sales decrease of $8.1 million, and the effect of foreign currency translation of the RMB against the U.S. dollar resulting in a sales increase of $8.9 million.

Gross profit in 2013 increased by 26.0% to $76.6 million in 2013, from $60.8 million in 2012. Gross margin in 2013 was 18.5%, compared to 18.1% in 2012, which was primarily due to greater sales of higher-margin products.

Selling expenses in 2013 increased by 38.5% to $13.3 million in 2013 from $9.6 million in 2012, which was mainly due to higher transportation expenses related to the increase in unit volume and increased staff compensation. Selling expenses represented 3.2% and 2.8% of net sales in 2013 and 2012, respectively. The Company continued to focus on increasing market share in China by expanding its sales team.

G&A expenses increased by $0.4 million, or 3.1%, to $13.3 million in 2013 from $12.9 million in 2012. Higher G&A expenses were primarily due to increased staff compensation as a result of higher performance bonuses payable to management for strong operating results, greater labor insurance costs, and an increase in property taxes due to the increase of the property holdings. G&A expenses represented 3.2% of net sales in 2013 compared to 3.8% in 2012.

R&D expenses increased by $6.0 million, or 40.3%, to $20.9 million in 2013 from $14.9 million in 2012, primarily due to the costs incurred for the Company’s further development of its EPS technology with the improvement of machinery molds and higher staff compensation costs. The increase in R&D investment has yielded several models of EPS for small cars in China. R&D expenses represented 5.0% of net sales in 2013, which was an increase from 4.4% of net sales in 2012.

Operating income increased by 32.0% to $36.7 million in 2013 from $27.8 million in 2012, due to higher gross profit and higher gain on other sales for material scraps, fixed assets and land use rights. The operating margin represented 8.8% of net sales in 2013, compared to 8.3% in 2012.

Net financial income was $0.4 million in 2013, compared to net financial expenses of $2.2 million in 2012, as interest expenses were reduced after the redemption of all outstanding convertible notes in May 2012, which was slightly offset by higher interest income on higher cash balances in 2013.

There was no gain or loss on change in fair value of the derivative embedded in the convertible notes in 2013 after the redemption of all convertible notes in May 2012. The Company recorded a loss on change in fair value of the derivative embedded in the convertible notes of $0.4 million in 2012.

There was no gain on redemption of convertible notes for the year ended December 31, 2013. The Company recorded a gain of $1.4 million on the redemption of convertible notes in 2012.

Income before income tax expenses and equity in earnings of affiliated companies was $38.2 million in 2013 compared to $27.1 million in 2012, representing an increase of $11.1 million, or 41.0%. The increase was mainly due to an increase in income from operations of $8.9 million, a decrease in financial expense of $2.6 million, and a decrease in gain on redemption of convertible notes of $1.4 million. Income before taxes and equity in earnings of affiliated companies represented 9.2% of net sales in 2013 compared to 8.1% in 2012.

Income tax expense was $5.5 million for the year ended December 31, 2013, compared to $4.4 million for the year ended December 31, 2012, representing an increase of $1.1 million, or 25.0%. This tax increase was mainly due to higher income before tax and a decrease in effective tax rate. The effective tax rate decreased to 14.4% for the year ended December 31, 2013 from 16.2% in 2012, primarily due to an increase in tax deduction of R&D expenses in 2013. The Chinese government rewards high-tech companies with favorable tax rates.

Net income attributable to parent company’s common shareholders was $26.8 million in 2013, compared to $20.7 million in 2012. Diluted earnings per share were $0.95 in 2013, compared to $0.70 in 2012. The weighted average number of diluted common shares outstanding was 28,056,144 in 2013, compared to 28,215,367 in 2012.

As of December 31, 2013, total cash and cash equivalents and short-term investments were $89.5 million, compared to $87.6 million as of December 31, 2012. Working capital was $179.3 million as of December 31, 2013, compared to $138.8 million as of December 31, 2012. Total parent company stockholders' equity was $226.7 million as of December 31, 2013, compared to $193.6 million as of December 31, 2012.

Business Outlook

Management’s revenue growth rate target is 15% year-over-year growth for the full year 2014. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on March 31th at 9:00 A.M. EDT/9:00 P.M., Beijing time to discuss these results. A question and answer session will follow management’s presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 P.M. EDT on June 27, 2014. The dial-in details for the replay are:

U.S. Toll Free Number +1-877-660-6853

International dial-in number +1-201-612-7415

Use Conference ID “13578151” to access the replay.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 4.0 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler N.A. in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 31, 2014, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: kevin.theiss@grayling.com

(Tables Follow)

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$53,979	$87,649
Pledged cash deposits	33,963	26,481
Short-term investments	35,510	-
Accounts and notes receivable, net - unrelated parties	267,639	211,306
Accounts and notes receivable, net - related parties	17,194	12,286
Advance payments and others - unrelated parties	3,156	3,127
Advance payments and others - related parties	866	779
Inventories	51,392	43,542
Assets held for sale	925	-
Current deferred tax assets	5,783	4,392
Total current assets	470,407	389,562
Non-current assets:
Property, plant and equipment, net	80,018	81,691
Intangible assets, net	686	676
Other receivables, net - unrelated parties	252	849
Other receivables, net - related parties	108	107
Advance payment for property, plant and equipment - unrelated parties	3,488	1,001
Advance payment for property, plant and equipment - related parties	2,097	4,162
Long-term investments	4,023	3,665
Non-current deferred tax assets	4,528	4,112
Total assets	$565,607	$485,825

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$37,381	$40,284
Accounts and notes payable - unrelated parties	198,419	166,380
Accounts and notes payable - related parties	4,634	4,521
Customer deposits	1,677	870
Accrued payroll and related costs	7,052	5,472
Accrued expenses and other payables	29,062	23,063
Accrued pension costs	4,626	4,255
Taxes payable	7,792	5,593
Amounts due to shareholders/directors	312	332
Deferred tax liabilities	117	46
Total current liabilities	291,072	250,816
Long-term liabilities:
Advances payable	2,764	2,609
Total liabilities	293,836	253,425
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued –28,260,302 and 28,260,302 shares at December 31, 2013 and 2012, respectively	3	3
Additional paid-in capital	39,565	39,371
Retained earnings-
Appropriated	10,048	9,953
Unappropriated	146,023	119,329
Accumulated other comprehensive income	32,061	25,898
Treasury stock –217,283 and 217,283 shares at December 31, 2013 and 2012, respectively	(1,000)	(1,000)
Total parent company stockholders’ equity	226,700	193,554
Non-controlling interests	45,071	38,846
Total stockholders’ equity	271,771	232,400
Total liabilities and stockholders’ equity	$565,607	$485,825

The condensed consolidated balance sheet of the Company as of December 31, 2012 has been adjusted to reflect the discontinued business of Zhejiang Henglong & Vie Pump-Manu Co., Ltd. (“Zhejiang business”), the Company’s 51% equity interest in which was disposed of in May 2012.

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2013	2012
Net product sales, including $37,453 and $27,442 to related parties for the years ended December 31, 2013 and 2012	$415,158	$336,005
Cost of products sold, including $33,579 and $19,990 purchased from related parties at the years ended December 31, 2013 and 2012	338,526	275,254
Gross profit	76,632	60,751
Net gain on other sales	7,555	4,426
Operating expenses:
Selling expenses	13,331	9,557
General and administrative expenses	13,253	12,936
Research and development expenses	20,885	14,886
Total operating expenses	47,469	37,379
Operating income	36,718	27,798
Other income, net	1,096	461
Financial income (expenses), net	427	(2,175))
Loss on change in fair value of derivative	-	(449)
Gain on redemption of convertible notes	-	1,420
Income before income tax expenses and equity in earnings of affiliated companies	38,241	27,055
Less: Income taxes	5,483	4,391
Add: Equity in earnings of affiliated companies	307	171
Income from continuing operations	33,065	22,835
Discontinued operations (including after-tax disposition gain of $26) - net of income tax	-	2,651
Net income	33,065	25,486
Net income attributable to noncontrolling interest	6,276	4,744
Net income attributable to parent company	$26,789	$20,742
Allocation to convertible notes holders	-	(934))
Net income attributable to parent company’s common shareholders	26,789	19,808

Net income attributable to parent company’s common shareholders per share –
Basic –
Income from continuing operations attributable to shareholders	0.96	0.61
Income per share from discontinued operations	-	0.09
Basic	$0.96	$0.70

Diluted–
Income from continuing operations attributable to shareholders	0.95	0.61
Income per share from discontinued operations	-	0.09
Diluted	$0.95	$0.70

Weighted average number of common shares outstanding –
Basic	28,043,019	28,213,163
Diluted	28,056,144	28,215,367

The condensed consolidated statement of operations and comprehensive income of the Company for the fiscal year ended December 31, 2012 has been adjusted to reflect the discontinued Zhejiang business, the Company’s 51% equity interest in which was disposed of in May 2012.

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2013	2012

Cash flows from operating activities:
Net income	$33,065	$25,486
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	194	76
Depreciation and amortization	14,587	13,910
Deferred income taxes	(1,471)	(1,557)
Inventory write downs	2,313	876
Provision for doubtful accounts	60	204
Gain on disposal of a subsidiary	-	(2,848)
Equity in earnings of affiliated companies	(307)	(171)
Gain on redemption of convertible notes	-	(1,421)
Loss on change in fair value of derivative	-	449
Gain on disposal of fixed assets	(4,282)	(849)
Amortization of debt issue cost	57	173
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged cash deposits	(6,701)	(6,888)
Accounts and notes receivable	(54,820)	(19,551)
Advance payments and other	8	(1,283)
Inventories	(8,716)	229
Increase (decrease) in:
Accounts and notes payable	26,600	7,745
Customer deposits	787	(52)
Accrued payroll and related costs	1,403	514
Accrued expenses and other payables	5,335	(5,422)
Accrued pension costs	235	176
Taxes payable	1,994	4,170
Advances payable	2,535	2,243
Net cash provided by operating activities	12,876	16,209
Cash flows from investing activities:
Purchase of short-term investments	(46,492)	-
Proceeds from maturities of short-term investments	11,330	-
Dividends from investment under cost method	66	-
Decrease in other receivables	625	1,376
Cash received from property, plant and equipment sales	6,284	3,940
Cash paid to acquire property, plant and equipment	(14,708)	(19,004)
Cash paid to acquire intangible assets	(163)	(75)
Proceeds from disposal of a subsidiary	-	7,471
Net cash used in investing activities	(43,058)	(6,292)
Cash flows from financing activities:
Proceeds from government and bank loan	24,017	43,612
Repayment of government and bank loans	(28,359)	(11,389)
Debt issuance costs paid for bank loan	-	(230)
Capital contribution from noncontrolling interests	-	166
Dividends paid to the non-controlling interest holders of joint venture companies	(1,433)	(2,936)
Decrease in amounts due to shareholders/directors	(35)	(21)
Redemption of convertible notes	-	(23,571)
Repurchase common stock	-	(1,000)
Net cash provided by financing activities	(5,810)	4,631
Cash and cash equivalents affected by foreign currency	2,322	140
Net increase (decrease) in cash and cash equivalents	(33,670)	14,688
Cash and equivalents at beginning of year	87,649	72,961
Cash and equivalents at end of year	$53,979	$87,649

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year Ended December 31,
	2013	2012

Cash paid for interest	$1,295	$10,874
Cash paid for income taxes	$6,043	$5,769

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

Non-cash investing activities:

	Year Ended December 31,
	2013	2012

Advance payments for acquiring property, plant and equipment	$5,586	$5,163
Accounts receivable from sale of property, plant and equipment	$-	$1,128
Government subsidies recorded as a reduction of property, plant and equipment cost	$2,460	$-

Non-cash financing activities:

	Year Ended December 31,
	2013	2012

Noncontrolling interests contribution of capital with property, plant and equipment	$-	$2,846
Dividend Payable to non-controlling interest shareholders of joint-ventures	$34	$162

The condensed consolidated statement of cash flows of the Company for the fiscal year 2013 has not been adjusted to reflect the discontinued of Zhejiang business as they are considered to be immaterial for the year.

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